UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2006
INTER-TEL (DELAWARE), INCORPORATED
(Exact Name of Registrant as specified in charter)
Commission File Number 0-10211

Delaware (State or other jurisdiction of incorporation)	86-0220994 I.R.S. Employer Identification Number

1615 S. 52nd Street
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 449-8900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
On July 28, 2006, the Board of Directors of Inter-Tel (Delaware), Incorporated (the “Company”) approved the grant to an employee director and certain of the Company’s executive officers of (i) stock option awards and (ii) performance share awards, each pursuant to the terms of the Company’s 1997 Long-Term Incentive Plan (the “1997 Plan”).
The stock option awards and performance share awards were granted as follows:

		Stock Options	Performance Share
Name	Title	(shares)	Awards (shares)
Norman Stout	Director and Chief Executive Officer	75,000	25,000
Craig W. Rauchle	President and Chief Operating Officer	50,000	10,000
Jeffrey T. Ford	Senior Vice President and Chief Technology Officer	10,000	2,000
The stock option awards vest in equal annual installments over three years, such that all of the shares subject to each option shall vest and become exercisable on July 28, 2009. The stock options each have a term of 10 years.
The performance share awards by their terms vest primarily in connection with the achievement by the Company of certain earnings per share targets over the Company’s fiscal years ended December 31, 2007 and December 31, 2008, with 50% vesting each year (on April 27 following the close of each respective fiscal year) upon the achievement of such targets. In the event such targets are not achieved, the performance share awards would not vest and would be forfeited. The performance share awards are evidenced on a form of Performance Share Notice of Grant and Agreement, newly adopted by the Company for use with the 1997 Plan.
Both the performance share awards and the stock option grants are subject to accelerated vesting on the occurrence of certain events, including certain changes of control of the Company, as outlined in the 1997 Plan and change of control severance agreements between the Company and the executive officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED
Dated: August 3, 2006	By:	/s/ Norman Stout
Norman Stout
Chief Executive Officer